Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders	2,435,000	$0.08	$194,800	$21.47
Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders issuable upon the exercise of Warrants	2,435,000	$0.12	$292,200	$32.20
Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders	2,843,143	$0.07	$199,020	$21.93
Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders issuable upon the exercise of Warrants	2,843,143	$0.10	$284,314	$31.33
Total	10,556,286		$483,334	$106.93

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.

(3)

A registration fee in the amount of $182.43 was paid in connection with the filing of Pre-Effective Amendment No. 1 to Form S-1 on December 19, 2022. There is no payment due with the filings of this Post-Effective Amendment No. 2.